ATTORNEYS & COUNSELORS 901 Main Street, Suite 6000 Dallas, Texas 75202 (214) 953-6000, Fax (214) 953-5822 www.jw.com	Exhibit 8.1

January 27, 2005

enherent Corp.

80 Lamberton Road

Windsor, CT 06095

Dynax Solutions, Inc.

192 Lexington Avenue

New York, NY 10016

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel for enherent Corp., a Delaware corporation (“enherent”), in connection with the merger (the “Merger”) of Dynax Solutions, Inc., a Delaware corporation (“Dynax”), with and into enherent pursuant to a registration statement on Form S-4 (File No. 333-120118) filed by enherent with the Securities and Exchange Commission on November 1, 2004 and amended on December 22, 2004 and January 27, 2005 (as amended, the “Registration Statement”). In arriving at the opinions set forth in Section I below, we have relied upon the facts (the “Facts”) set forth in the Registration Statement, the representations set forth in the officer’s certificate of Dynax attached hereto as Exhibit A and the officer’s certificate of enherent attached hereto as Exhibit B (the “Representations”). Section II of this letter (the “Opinion Letter”) contains limitations on the opinions set forth in Section I below (the “Limitations”).

I. OPINIONS

Based upon an analysis of the authorities relevant to the Merger, the Facts, the Representations, the Assumptions (as defined below) and the documents set forth below, and subject to the Limitations set forth in Section III, we hereby confirm our opinions set forth in the discussion contained in the Joint Proxy Statement/Prospectus contained in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” (the “Opinions”).

Austin

Dallas

Fort Worth

Houston

Richardson

San Angelo

San Antonio

Member of GLOBALAW™

enherent Corporation

Dynax Solutions, Inc.

II. LIMITATIONS

1. The Opinions are based upon our interpretation of current law, including the Code, and its legislative history, existing final and temporary Treasury regulations promulgated thereunder, judicial decisions and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this Opinion Letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions set forth in this Opinion Letter. There is no assurance that legislative, judicial or administrative changes will not occur in the future. We assume no obligation to update or modify this Opinion Letter to reflect any developments that occur after the date of this Opinion Letter.

2. The Opinions merely represent our best legal judgment on the matter presented and others may disagree with our conclusions. The Opinions are not binding on the Internal Revenue Service or any court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any of the Facts, Representations or Assumptions that we have relied upon to issue the Opinions are inaccurate, the Opinions could be adversely affected and may not be relied upon.

3. The scope of this Opinion Letter is expressly limited to the U.S. federal income tax consequences specifically addressed in the “Opinions”. Specifically, our opinion has not been requested, and we have made no determination nor expressed any opinion on any other issues, including, but not limited to, any state and local, or foreign tax consequences to the parties to the Merger or their stockholders. In rendering the foregoing opinions, we have expressed no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

4. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382 of the Code, on the availability of net operating loss carryovers (or built-in losses), if any, after the Merger, the treatment of the Dynax option holders in the Merger, or any consolidated return, employee benefit or deductibility of compensation issues which may arise as a result of the Merger. We have made no determination nor expressed any opinion as to the fair market value of any of the stock exchanged in the Merger. We have not addressed the U.S. federal income tax consequences that may be relevant to certain stockholders entitled to special treatment under the Code (including, without limitation, financial institutions, insurance companies, mutual funds, tax exempt organizations, dealers in securities, certain retirement plans, foreign persons, stockholders who acquired their shares through the exercise of employee stock options or otherwise as compensation and stockholders who hold their shares as part of a hedge, straddle or conversion transaction).

enherent Corporation

Dynax Solutions, Inc.

5. In connection with the Opinions, we have examined copies or originals, certified or otherwise identified, of such documents and records as we have deemed necessary or advisable for purposes of the Opinions, including, but not limited to:

(i) the Merger Agreement; and

(ii) the Registration Statement.

6. We have assumed the following: (i) all signatures on all documents presented to us are genuine, (ii) all documents submitted to us as originals are accurate originals thereof, (iii) all information submitted to us was accurate and complete, and (iv) all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents (the “Assumptions”).

7. We consent to the use and incorporation by reference of this Opinion Letter in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ Jackson Walker L.L.P.